Exhibit 99.1

Wesco Aircraft Holdings Reports Results for

Fiscal 2015 Third Quarter

VALENCIA, Calif., August 6, 2015 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2015 third quarter ended June 30, 2015.

Fiscal 2015 Third Quarter Highlights

•                  Net sales were $368.7 million, a decrease of seven percent compared to the third quarter of fiscal 2014.

•                  Organic sales fell four percent, adjusted for the impact of foreign currency movements.

•                  Diluted earnings per share were $0.17 compared to $0.29 in the fiscal 2014 third quarter; adjusted diluted earnings per share were $0.22, compared to $0.34 in the fiscal 2014 third quarter.

•                  Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $42.6 million, compared to $63.2 million in the third quarter of fiscal 2014.

•                  Free cash flow was $32.6 million, compared to $31.4 million in the fiscal 2014 third quarter.

Fiscal 2015 Third Quarter Results

Net sales in the fiscal 2015 third quarter were $368.7 million, compared to $395.6 million in the prior-year period. Organic sales adjusted for the impact of foreign currency movements decreased four percent in the fiscal 2015 third quarter compared to the prior-year period. The decrease in adjusted organic sales was primarily due to a large commercial hardware contract that concluded on March 31, 2015, as previously disclosed.

Net income in the fiscal 2015 third quarter was $16.5 million, or $0.17 per diluted share. Adjusted net income was $21.3 million, or $0.22 per diluted share, compared to $33.0 million, or $0.34 per diluted share in the same period last year. The change primarily reflects the decline in adjusted organic sales and higher selling, general and administrative expenses. In addition, other expense, net increased by $4.0 million due to realized and unrealized foreign exchange losses associated with certain transactions.

Dave Castagnola, president and chief executive officer, said, “The decline in sales is almost entirely due to the large commercial contract we had previously identified and the impact of currency. We are working on opportunities to improve sales growth through new business wins and expanding scope with existing customers. We are aligning sales resources around programs and channels that are expected to drive our growth, better capture synergies in our combined offering and improve our overall performance.”

Castagnola continued, “As we work through this period of transition, we are addressing higher selling, general and administrative costs through an acceleration of the integration of Haas and Wesco. We are sizing our business according to current sales levels and aligning our structure to support activities in the future. We are taking specific actions starting in our fiscal 2015 fourth quarter, which we believe will deliver greater stability and set a foundation for sustained results in fiscal 2016 and beyond. Cash flow remains strong; we will continue to be prudent in how we invest that cash as we implement our plans.”

Fiscal 2015 Year-to-Date Results

Net sales in the first nine months of fiscal 2015 were $1.1 billion, an increase of 19 percent compared to $947.7 million in the prior-year period. The net sales increase was driven primarily by the Haas acquisition.

Wesco Aircraft’s organic sales (excluding the Haas acquisition) decreased seven percent in the fiscal 2015 year-to-date period, compared to the same period last year. Net sales in the first nine months of fiscal 2014 also included a $26.4 million one-time pull-forward sale related to the contract with the large commercial customer discussed above, as well as a $6.4 million settlement related to the termination of a separate contract. Additionally, foreign currency movements negatively impacted sales in the first nine months of fiscal 2015 by two percent. Excluding these factors, organic sales were down one percent.

Net income in the first nine months of fiscal 2015 was $59.3 million, or $0.61 per diluted share. Adjusted net income in the fiscal 2015 year-to-date period was $74.1 million, or $0.76 per diluted share, compared to $90.9 million, or $0.93 per diluted share in the same period last year.

Adjusted EBITDA in the first nine months of fiscal 2015 was $146.2 million, compared to $162.1 million in the first nine months of fiscal 2014.

Conference Call Information

Wesco Aircraft will hold a conference call to discuss its fiscal 2015 third quarter results at 2:00 P.M. PDT (5:00 P.M. EDT) today, August 6, 2015.  The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 40304776.

The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).

Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 40304776. The telephonic replay will be available until August 13, 2015 at 11:59 P.M. PDT.

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management.  The company believes it offers one of the world’s broadest inventories of aerospace products, comprised of more than 600,000 active SKUs, including hardware, bearings, tools, electronic components, machined parts and chemicals. Wesco Aircraft has more than 2,700 employees across 86 locations in 19 countries.

To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Non-GAAP Financial Information

Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an assumed effective tax rate.

Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.

Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.

Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.

Organic sales represent total net sales less net sales attributable to Haas Group, which was acquired in February 2014.

Free cash flow represents cash from operations less purchases of property and equipment.

Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, organic sales and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believe these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, organic sales and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4 and 5 for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA and organic sales to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-

price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s ability to successfully integrate the acquired business of Haas Group Inc. in a timely fashion; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; fluctuations in the company’s financial results from period-to-period; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s ability to establish and maintain effective internal control over financial reporting; environmental risks; risks related to the handling, transportation and storage of chemical products; the company’s dependence on third-party package delivery companies; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.

The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact Information:

Jeff Misakian

Vice President, Investor Relations

661-362-6847

Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)

Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3:	Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4:	Non-GAAP Financial Information (Unaudited)

Exhibit 5:	Non-GAAP Financial Information — Organic Sales (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Net sales	$368,706	$395,628	$1,127,962	$947,710
Cost of sales	259,393	274,093	791,843	649,028
Gross profit	109,313	121,535	336,119	298,682
Selling, general and administrative expenses	73,136	68,852	216,334	162,864
Income from operations	36,177	52,683	119,785	135,818
Interest expense, net	(9,335)	(9,354)	(28,054)	(19,409)
Other income (expense), net	(2,402)	1,571	(1,363)	2,345
Income before provision for income taxes	24,440	44,900	90,368	118,754
Provision for income taxes	(7,961)	(16,128)	(31,113)	(41,300)
Net income	$16,479	$28,772	$59,255	$77,454

Net income per share:
Basic	$0.17	$0.30	$0.61	$0.81
Diluted	$0.17	$0.29	$0.61	$0.79

Weighted average shares outstanding:
Basic	97,004	96,580	96,925	95,675
Diluted	97,964	97,938	97,818	97,511

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	June 30, 2015	September 30, 2014

Assets
Cash and cash equivalents	$82,073	$104,775
Accounts receivable, net	272,288	301,668
Inventories	801,972	754,400
Other current assets	15,638	28,015
Deferred income taxes	49,183	49,188
Total current assets	1,221,154	1,238,046
Long-term assets	1,149,224	1,174,228
Total assets	$2,370,378	$2,412,274

Liabilities and Stockholders’ Equity
Accounts payable	$157,443	$159,608
Other current liabilities	29,563	31,596
Income taxes payable	12,392	5,884
Capital lease obligations—current portion	1,213	1,578
Long-term debt—current portion	35,156	23,437
Total current liabilities	235,767	222,103
Capital lease obligations	1,895	2,606
Long-term debt	967,750	1,079,219
Deferred income taxes	112,717	113,218
Other long-term liabilities	4,081	2,838
Total long-term liabilities	1,086,443	1,197,881
Total liabilities	1,322,210	1,419,984
Total stockholders’ equity	1,048,168	992,290
Total liabilities and stockholders’ equity	$2,370,378	$2,412,274

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Nine Months Ended
	June 30, 2015	June 30, 2014
Cash flows from operating activities
Net income	$59,255	$77,454
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Amortization of intangible assets	11,987	8,099
Depreciation	7,828	6,094
Amortization of deferred financing costs	3,262	2,057
Bad debt and sales return reserve	3,559	849
Non-cash foreign currency exchange	(3,887)	(2,951)
Non-cash stock-based compensation	7,017	4,411
Income from equity investment	(424)	(46)
Excess tax benefit related to stock options exercised	(290)	(10,137)
Deferred income tax provision	7	4,143
Gain on fixed asset disposals	(13)	—
Changes in assets and liabilities
Accounts receivable	18,694	(38,482)
Inventories	(50,229)	(51,727)
Prepaid expenses and other assets	(299)	(826)
Income taxes receivable	12,716	21,266
Accounts payable	8,338	(8,617)
Accrued expenses and other liabilities	(383)	(11,279)
Income taxes payable	6,715	2,140
Net cash provided by operating activities	83,853	2,448
Cash flows from investing activities
Purchases of property and equipment	(4,650)	(7,900)
Acquisition of business, net of cash acquired	(250)	(560,445)
Net cash used in investing activities	(4,900)	(568,345)
Cash flows from financing activities
Proceeds from issuance of long-term debt	—	565,000
Repayment of long-term debt	(99,750)	(5,250)
Financing fees	—	(10,161)
Repayment of capital lease obligations	(1,216)	(947)
Excess tax benefit related to stock options exercised	290	10,137
Proceeds from exercise of stock options	785	9,205
Net cash (used in) provided by financing activities	(99,891)	567,984
Effect of foreign currency exchange rates on cash and cash equivalents	(1,764)	(369)
Net increase (decrease) in cash and cash equivalents	(22,702)	1,718
Cash and cash equivalents, beginning of period	104,775	78,716
Cash and cash equivalents, end of period	$82,073	$80,434

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

EBITDA & Adjusted EBITDA
Net income	$16,479	$28,772	$59,255	$77,454
Provision for income taxes	7,961	16,128	31,113	41,300
Interest and other, net	9,335	9,354	28,054	19,409
Depreciation and amortization	6,553	6,913	19,815	14,192
EBITDA	40,328	61,167	138,237	152,355
Unusual or non-recurring items (1)	2,266	2,003	7,924	9,783
Adjusted EBITDA	$42,594	$63,170	$146,161	$162,138

Adjusted Net Income
Net income	$16,479	$28,772	$59,255	$77,454
Amortization of intangible assets	3,987	4,011	11,987	8,099
Amortization of deferred financing costs	1,104	887	3,262	2,056
Unusual or non-recurring items (1)	2,266	2,003	7,924	9,783
Adjustments for tax effect	(2,580)	(2,647)	(8,322)	(6,459)
Adjusted Net Income	$21,256	$33,026	$74,106	$90,933

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	97,004	96,580	96,925	95,675
Adjusted Net Income Per Basic Shares	$0.22	$0.34	$0.76	$0.95

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	97,964	97,938	97,818	97,511
Adjusted Net Income Per Diluted Shares	$0.22	$0.34	$0.76	$0.93

(1) Unusual and non-recurring items in the third quarter and year-to-date period of fiscal 2015 consisted of integration and other related expenses of $1,936 and $6,498, respectively, as well as expenses related to business realignment of $330 and $1,426, respectively. Unusual and non-recurring items in the third quarter and year-to-date period of fiscal 2014 consisted of integration and other related expenses of $1,357 and $8,863, respectively, and expenses related to business realignment of $646 and $920, respectively.

Exhibit 5

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands)

	Three Months Ended				Nine Months Ended
	June 30, 2015	June 30, 2014	Increase / (Decrease)	Percent Change	June 30, 2015	June 30, 2014	Increase / (Decrease)	Percent Change
Consolidated
Consolidated net sales	$368,706	$395,628	$(26,922)	-6.8%	$1,127,962	$947,710	$180,252	19.0%
Haas net sales	—	—	—		242,661	—	242,661
Consolidated organic sales	368,706	395,628	(26,922)	-6.8%	885,301	947,710	(62,409)	-6.6%

One-time demand pull forward	—	—	—		—	(26,440)	26,440
Contract settlement	—	—	—		—	(6,377)	6,377
Currency effects	9,744	—	9,744		16,476	—	16,476

Adjusted organic sales	$378,450	$395,628	$(17,178)	-4.3%	$901,777	$914,893	$(13,116)	-1.4%